Exhibit 10.2

SUNRISE SENIOR LIVING, INC.

2008 OMNIBUS INCENTIVE PLAN, AS AMENDED

RESTRICTED STOCK UNIT AGREEMENT

Sunrise Senior Living, Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units relating to its shares of common stock, $0.01 par value (the “Stock”), to the Grantee named below.  Additional terms and conditions of the grant are set forth in this cover sheet and in the attached agreement (collectively, the “Agreement”) and in the Company’s 2008 Omnibus Incentive Plan, as amended (the “Plan”).

Grant Date:                       , 2012

Name of Grantee:

Grantee’s Social Security Number:           -        -

Number of Restricted Stock Units Covered by Grant:

Purchase Price per Share of Stock:  $0.01

By checking the “Read and Acknowledge Award Documents” box on the Morgan Stanley Smith Barney website, you agree to all of the terms and conditions described in this Agreement, your employment agreement with the Company and in the Plan, a copy of which is also attached.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement is inconsistent with the Plan.  Certain capitalized terms used in this Agreement are defined in your employment agreement with the Company, and have the meaning set forth in such agreement.

Attachment

This is not a stock certificate or a negotiable instrument.

SUNRISE SENIOR LIVING, INC.

2008 OMNIBUS INCENTIVE PLAN, AS AMENDED

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Nontransferability

This grant is an award of restricted stock units in the number of units set forth on the cover sheet, at the purchase price set forth on the cover sheet, and subject to the vesting conditions described below (“Restricted Stock Units”). The purchase price is deemed paid by your service as an employee of the Company. Your Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise.

Vesting

Your Restricted Stock Units vest as to one-third (1/3) of the total number of shares of Stock covered by this grant, as shown on the cover sheet, on each of the next three one-year anniversaries of the Grant Date, provided you then continue in Service. The resulting aggregate number of vested shares of Stock will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant.

Service for purposes of this Agreement shall be limited to Service as an employee of the Company or an Affiliate.

Delivery of Shares

A book entry for the shares of Stock represented by your Restricted Stock Units will be made in your name upon vesting. If Company determines not to satisfy your tax withholding obligation by withholding shares and if the shares relating to the vested Restricted Stock Units would otherwise be delivered during a period in which you the shares relating to the vested Restricted Stock Units would otherwise be delivered during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading) and the Company determines not to satisfy tax withholding requirements by withholding shares that are otherwise issuable to you in connection with your vested Restricted Stock Units, delivery of the shares related to the vested Restricted Stock Units may be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction; provided, however, that the delivery of the shares related to vested Restricted Stock Units will be made by December 31 of the taxable year in which the Restricted Stock Units vest or such other time as is required to comply with the requirements of Section 409A of the Internal Revenue Code.

Termination of Service	Notwithstanding the vesting schedule set forth above, vesting of your Restricted Stock Units shall accelerate as set forth in your employment agreement with the Company upon the termination of Service under certain conditions.

Forfeiture of Unvested Stock Units

Except as otherwise set forth in you employment agreement with the Company, in the event that your Service terminates for any reason, you will forfeit to the Company all of the Restricted Stock Units that have not yet vested.

Issuance

The issuance of Stock under this grant shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book entry registration or issuance of one or more Stock certificates.

Change in Control

Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, this award will become 100% vested if it is not assumed, or equivalent awards are not substituted for the award, by the Company or its successor.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the delivery of Stock acquired under this grant. In the event that the Company determines that any federal, state, or local tax or withholding payment is required relating to the payment of dividends or the vesting of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you. Subject to the prior approval of the Compensation Committee, which may be withheld by the Compensation Committee, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock already owned by you. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Retention Rights

This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or affiliates) in any capacity. The Company (and any Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights

You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been delivered to you. In the event of a cash dividend by the Company on its outstanding Stock, you will be entitled to receive a cash payment equal to the per-share dividend paid on the Stock for each Restricted Stock Unit. The Company may in its sole discretion require that dividends be reinvested in additional stock units, subject to the same vesting conditions and delivered at the same time as the Restricted Stock Units.

Any distributions you receive as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be deemed to be part of the Restricted Stock Units and subject to the same conditions and restrictions applicable thereto.

Repurchase Rights

The Company has the right to reacquire any or all of the shares of Stock acquired pursuant to this Restricted Stock Unit grant for two years after such shares of Stock are delivered to you, at a price equal to the par value of such shares, (i) if you violate any agreement covering (a) non-competition with the Company or an Affiliate or (b) non-disclosure of confidential information of the Company or an Affiliate, (ii) if you are terminated for Cause or (iii) if, subsequent to termination of your Service with the Company or an Affiliate, the Board determines that you committed acts or omissions which would have been the basis for a termination of your Service for Cause had such acts or omissions been discovered prior to termination of your Service. A notice of repurchase shall specify the date of closing of such repurchase, which shall be no later than 30 days from the date the Company exercises such right. In the event any such repurchase right is exercised, you shall be obligated to sell such stock to the Company. If the shares of Stock have been sold prior to the Board’s determination, you shall be required to pay to the Company an amount equal to the gross amount realized on such sale by you. This repurchase right is not considered a “repurchase” right for purposes of Section 18.3 of the Plan or this Agreement.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Restricted Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement, the cover page and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the General Counsel at (703) 273-7500 to request paper copies of these documents.

Electronic Signature

All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

By checking the “Read and Acknowledge Award Documents” box on the Morgan Stanley Smith Barney website, you agree to all of the terms and conditions described above and in the Plan.